SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number 0-22624


                           NOTIFICATION OF LATE FILING


(Check One):   [_] Form 10-K    [_] Form 11-K    [_] Form 20-F    [x] Form 10-Q
               [_] Form N-SAR

          For Period Ended:  June 30, 2001

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended: N/A

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A



                                     PART I
                             REGISTRANT INFORMATION



Full name of registrant  Foamex International Inc.

Former name if applicable  N/A

Address of principal executive office (Street and number)

                              1000 Columbia Avenue

City, state and zip code

                                Linwood, PA 19061



                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a) The reasons  described in reasonable  detail in Part III of this
     |        form could not be eliminated without  unreasonable  effort or
     |        expense;
     |
     |    (b) The subject annual report,  semi-annual report, transition report
     |        on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will
[x]  |        be filed  on or  before  the  15th  calendar  day  following  the
     |        prescribed  due  date;  or  the  subject   quarterly   report  or
     |        transition  report on Form 10-Q, or portion thereof will be filed
     |        on or before the fifth  calendar day following the prescribed due
     |        date; and
     |
     |    (c) The  accountant's  statement  or other  exhibit  required by Rule
     |        12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant was unable to file its Form 10-Q for the period ended June 30, 2001 as a result of the need for additional time required to consider subsequent event information.


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Michael D. Carlini                               610-859-3015
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                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [x] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            Foamex International Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  August 15, 2001                 By  /s/ Michael D. Carlini
    -------------------            ---------------------------------------------
                                       Michael D. Carlini
                                       Senior Vice President - Finance and
                                       Acting Chief Financial  Officer